UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): December 26, 2017

Novo Integrated Sciences, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On December 26, 2017, Novo Integrated Sciences, Inc. (the “Company”) entered into a binding letter of intent (the “LOI”) with Brands International Corporation (“Brands”), pursuant to which the Company agreed to acquire 60% of the issued and outstanding shares of Brands in exchange for the arrangement of secured debt financing in the amount of CAD$2,350,000 (approximately $1,873,256 per the Bank of Canada posted exchange rate of 0.7977 on December 29, 2017) arranged or provided by the Company (the “Acquisition”). Upon completion of the Acquisition, the Company will own 60% of Brands’ issued and outstanding shares and Brands will be a partially-owned subsidiary of the Company. In connection with the Acquisition, the Company will enter into a shareholder agreement with Mark Rubinoff and a management agreement with Mark Rubinoff and DJ Robinoff. In addition, pursuant to the terms of the LOI, the Company agreed to provide Mark Rubinoff with a buyout structure for the remaining 40% of Brands’ shares with a trigger date of 24 months from the closing of the Acquisition.

The parties to the LOI agreed to proceed reasonably and in good faith toward negotiation and execution of a definitive acquisition agreement (a “Definitive Agreement”), and to use their commercially reasonable best efforts to obtain necessary board, stockholder and regulatory approvals and third party consents.

The parties to the LOI also agreed that from the date of the LOI until the earlier of January 30, 2018 (the “Termination Date”) and the date the parties enter into a Definitive Agreement, the parties and their respective directors, officers, agents and representatives will not:

●	solicit, initiate or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to any merger, amalgamation, takeover bid, tender offer, arrangement, recapitalization, liquidations, dissolution, share exchange, sale of material assets involving the parties or a proposal or offer to do so (the “Acquisition Proposal”) (including without limitation, any grant of an option or other right to take any such action);

●	participate in any discussions or negotiations regarding an Acquisition Proposal;

●	accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding or any arrangement in respect of an Acquisition Proposal; and

●	otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing.

In addition, Brands agreed not to solicit funds in any secured or unsecured debt form resulting in a change in the company’s financials unless the Company is made aware of such solicitation in writing.

If the Definitive Agreement is not negotiated and executed by both parties on or before the Termination Date, or such other date as agreed to by the parties in writing, the terms of the LOI will be of no further force or effect except for the confidentiality, costs and governing laws provisions, which sections will remain in effect for a period of one year following the date on which the LOI is terminated.

The foregoing description of the LOI is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The following is a summary of the matters voted on at the Company’s Annual Meeting by written consent of the stockholders effective December 26, 2017.

(a)	Pierre Dalcourt was elected as Chairman of the Board of Directors, Christopher David was elected as a director, and Michael Gaynor was elected as a director, each to serve until his resignation or replacement, as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
167,797,405 (1)	—	—	—

(1)	Represents shares owned by ALMC-ASAP Holdings, Inc. (119,136,158 shares, representing 58.91% of the Company’s outstanding shares as of December 26, 2017), 1218814 Ontario Inc. (31,881,507 shares, representing 15.77% of the Company’s outstanding shares as of December 26, 2017), and Michael Gaynor Family Trust (16,779,740 shares, representing 8.29% of the Company’s outstanding shares as of December 26, 2017). Votes from other stockholders were not solicited.

(b)	All prior actions taken by the Company’s stockholders and the Company’s board of directors during the previous 12 months were confirms and ratified, as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
167,797,405 (1)	—	—	—

(1)	Represents shares owned by ALMC-ASAP Holdings, Inc. (119,136,158 shares, representing 58.91% of the Company’s outstanding shares as of December 26, 2017), 1218814 Ontario Inc. (31,881,507 shares, representing 15.77% of the Company’s outstanding shares as of December 26, 2017), and Michael Gaynor Family Trust (16,779,740 shares, representing 8.29% of the Company’s outstanding shares as of December 26, 2017). Votes from other stockholders were not solicited.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Binding Letter of Intent effective December 26, 2017 between Novo Integrated Sciences, Inc. and Brands International Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: January 2, 2018	By:	/s/ Christopher David
Christopher David
President

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